UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

                                 March 29, 2013

Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01         Entry into a Material Definitive Agreement

The information provided in Item 2.03 is incorporated by reference in this Item 1.01.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 29, 2013, Universal Insurance Holdings, Inc. (“Company”), as borrower, entered into a Revolving Loan Agreement (“Loan Agreement”) and Revolving Note (“Note”, and together with the Loan Agreement, the “Loan Documents”) with Deutsche Bank Trust Company Americas, as lender (“Lender”).

The Loan Documents make available to the Company an unsecured revolving line of credit in an aggregate amount not to exceed $10 million. Loans made under the Loan Agreement mature on March 27, 2015. The Company may use loan proceeds for working capital and other general corporate purposes and to repurchase shares of its equity stock from its shareholders. The Company has not yet drawn on the line of credit, but may do so from time to time for such permitted purposes.

Loans made under the Loan Agreement will bear interest, at the Company’s election, at the LIBOR rate plus an applicable margin of 5.50% per annum or at the prime lending rate as announced by the Lender plus an applicable margin of 3.50% per annum. The interest period for a loan made at a LIBOR rate shall, at the Company’s election, be one or three months, subject to certain conditions and adjustments as may be made between the Company and the Lender.

The Loan Agreement includes financial covenants requiring a minimum amount of unencumbered liquid assets, a minimum amount of shareholders’ equity and a maximum leverage percentage. The Loan Agreement also contains other customary affirmative and negative covenants and events of default.

The foregoing description of the Loan Documents is not complete and is qualified in its entirety by reference to the full text of the Loan Agreement and the Note, which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

ITEM 9.01         Financial Statements and Exhibits

(d) Exhibits:

10.1	Revolving Loan Agreement, dated March 29, 2013, by and between the Company and Deutsche Bank Trust Company Americas.

10.2	Revolving Note, dated March 29, 2013, by the Company in favor of Deutsche Bank Trust Company Americas, in the original principal amount of $10,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 4, 2013	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ George R. De Heer
George R. De Heer
Chief Financial Officer